Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

ESTRE USA INC.

ARTICLE I

NAME

The name of the corporation is Estre USA Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, DE 19904, County of Kent, and the name of the Corporation’s registered agent at such address is Cogency Global Inc.

ARTICLE IV

CAPITALIZATION

4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 5,600,000 shares of common stock (the “Common Stock”), including (i) 50,000 shares of Class A Common Stock (the “Class A Common Stock”) and (ii) 5,550,000 shares of Class B Common Stock (the “Class B Common Stock”).

4.2 Common Stock.

(a) The holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.  The Class B Common Stock shall be non-voting except as expressly provided in this Certificate of Incorporation.

(b) Class B Common Stock.

(i) Shares of Class B Common Stock are exchangeable for Ordinary Shares of Estre Ambiental, Inc., a Cayman Islands exempted company limited by shares (“Parent”), upon the terms and subject to the conditions specified in the Exchange and

Support Agreement, dated December 21, 2017 (the “Exchange Agreement”), by and among Parent, the Corporation and the holders of shares of Class B Common Stock party thereto.

(ii) To the extent an outstanding share of Class B Common Stock shall be exchanged for an Ordinary Share of Parent in accordance with the Exchange Agreement, such share of Class B Common Stock shall be cancelled and no longer considered outstanding.

(iii) Holders of shares of Class B Common Stock shall be entitled to all of the rights, preferences and privileges specified in the Exchange Agreement.

(c)  Except as otherwise required by law, this Certificate of Incorporation or the Exchange Agreement, at any annual or special meeting of the stockholders of the Corporation, the holders of the Class A Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

(d)  The holders of shares of the Class A Common Stock, as a separate class, shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if determined and declared thereon by the Board from time to time, in its sole discretion, out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions pro rata on a per share basis.  The holders of shares of the Class B Common Stock, as a separate class, shall not be entitled to receive dividends or other distributions (payable in cash, property or capital stock of the Corporation) except to the extent the Board has declared a dividend or other distribution of equal or greater amount on the shares of Class A Common Stock (on a per share basis), the Corporation shall have paid such dividend or distribution in full and the Board, in its sole discretion, shall have determined to declare such a dividend or distribution.

(e)  In addition to any vote as may be required of the holders of shares of Class A Common Stock, so long as any shares of Class B Common Stock shall remain outstanding, the vote, approval or consent of the holders of two-thirds (2/3) of the outstanding shares of Class B Common Stock, voting as a separate class, shall be required in order for the Corporation to voluntarily liquidate, dissolve or windup of the Corporation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

ARTICLE V

BOARD OF DIRECTORS

5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors (the “Board”). In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.

5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(c) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

5.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office or by the holders of a majority of the outstanding shares of Class A Common Stock and any director so chosen shall hold office until the next annual meeting of stockholders, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

5.4 Removal. Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the shares of Class A Common Stock.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws, unless otherwise specified in the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, the affirmative vote of the holders of at least a majority of the shares of Class A Common Stock shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws, unless otherwise specified in the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

7.1 Meetings. Subject to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, or by the holders of a majority of the outstanding shares of Class A Common Stock.

7.2 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by a written consent of the stockholders holding a sufficient number of shares as would be required to take such action.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any officers or directors of the Corporation, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the officers or directors of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X

AMENDMENT OF

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; provided, that any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation which affects the rights, preferences and privileges of the holders of shares of Class B Common Stock shall require the vote, approval or consent of the holders of two-thirds (2/3) of the outstanding shares of Class B Common Stock, voting as a separate class; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X.